Exhibit No. 99.1

TRUSTEE STATEMENT OF COMPLIANCE

I, David J. Kolibachuk, acting on behalf of U.S. Bank Trust National Association (the “Trustee”), hereby certify that the Trustee has fulfilled its obligations as trustee under the trust agreement, dated December 15, 2004, between Corporate Asset Backed Corporation, as depositor, and the Trustee, with respect to the CABCO Series 2004-102 Trust (SBC Communications Inc.) during the period from January 1, 2011 to December 31, 2011.

Date: March 7, 2012

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee of

CABCO Series 2004-102 Trust (SBC Communications Inc.)

By:	/s/ David J. Kolibachuk
	Name:	David J. Kolibachuk
	Title:	Vice President